Exhibit 10.16.6

[Form of Executive Officer Stock Option Agreement]

ADELPHIA COMMUNICATIONS CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

Date of Grant of this Option:  February 6, 2001

THIS AGREEMENT made by and between Adelphia Communications Corporation, a Delaware corporation (hereinafter called the “Adelphia”), and [insert name] (hereinafter called the “Optionee”) is made as of the above date under the Company’s 1998 Long-Term Incentive Compensation Plan (the “Plan”).

WITNESSETH:

1.             Adelphia grants to the Optionee a Nonstatutory Stock Option (the “Option”) to purchase [spell number] ([insert number]) shares (the “Shares”) of the Class A Common Stock, par value $.01 per share, of Adelphia (the “Class A Stock”) at the price of $44.25 per share, subject to the terms and conditions of the Plan, except as expressly provided in this Agreement.

2.             This option shall be immediately exercisable.  Notwithstanding anything to the contrary contained in the Plan, the Option may be exercised at any time prior to February 6, 2004.

3.             It is intended that the Option not constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.             The Option may be exercised in whole or in part from time to time as provided herein and in the Plan, provided the Option may not be exercised for less than 100 Shares at any one purchase (or the total number of Shares purchasable under this Option at such time, if less than 100).

5.             The Option may be exercised only by written request to the Chief Financial Officer of Adelphia at Coudersport, Pennsylvania, accompanied by payment in full of the purchase price for the Shares being purchased (hereinafter, the “option price”) either (i) in cash, (ii) by delivering to Adelphia a notice of exercise with an irrevocable direction to a broker-dealer registered under the Securities Exchange Act of 1934, as amended, to sell a sufficient portion of the Shares to pay the option price and to deliver sale proceeds equal to the option price directly to Adelphia, (iii) by delivering to Adelphia other shares of the Class A Stock with an aggregate fair market value equal to the option price, provided that the other shares of Class A Stock delivered in payment of the option price must have been held by the Optionee for at least six (6) months in order to be utilized to pay the option price; or (iv) a combination of payment procedures set forth above.

6.             The Optionee may pay Adelphia the amount required to be withheld under applicable tax withholding requirements (i) in cash; (ii) through the delivery to Adelphia of previously-owned shares of Class A Stock having an aggregate fair market value on the Tax Date equal to the tax obligation;  provided however that the shares of Class A Stock delivered in payment of the tax obligation must have been held by the participant for at least six (6) months in order to be utilized to pay the tax obligation; or (iii) through any combination of payment procedures set forth above.  The

Optionee may satisfy tax withholding obligations required by law by requesting Adelphia to withhold Shares of Class A Stock otherwise issuable in connection with an exercise of the Option.

7.             Each capitalized term used herein without being defined herein shall have the meaning ascribed to it in the Plan.

IN WITNESS WHEREOF, the undersigned have executed this Stock Option Agreement as of the date first above written.

WITNESS:	ADELPHIA COMMUNICATIONS CORPORATION

By:
Authorized Officer

WITNESS:	OPTIONEE:

[Insert name]